Exhibit 3.1

COMPOSITE

of

CERTIFICATE OF INCORPORATION

of

HAMPTONS LUXURY HOMES, INC.

(As Amended Through June 21, 2005)

FIRST.

The name of this corporation shall be:

Hamptons Luxury Homes, Inc.

SECOND.

Its registered office in the State of Delaware is to be located at 1013 Center Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

THIRD.

The purpose or purposes of the corporation shall be:

To  engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.

The total number of shares of stock which the corporation shall have authority to issue is two hundred million (200,000,000). All such shares are to be with a par value of $.0001 and are to be of one class.

FIFTH.

The name and mailing address of the incorporator is as follows:

Marla Lahore

Corporate Agents, Inc.

1013 Center Road

Wilmington, DE 19805

SIXTH.

The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation.  The name and mailing address of the person(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

Robert Wilson

19 Mary's Lane

Southampton, New York 11968